Exhibit 10.21

IMCO RECYCLING INC.

2004 ANNUAL INCENTIVE COMPENSATION PLAN

PURPOSE

The purpose of the IMCO Recycling Inc. 2004 Annual Incentive Compensation Plan (the “Plan”) is to advance the interests of IMCO Recycling Inc. (the “Company”) and its stockholders by (a) providing certain key employees with annual incentive compensation which is tied to the achievement of preestablished and objective performance goals, (b) identifying and rewarding superior performance and providing competitive compensation to attract, motivate, and maintain key employees who have outstanding skills and abilities and who achieve superior performance, and (c) fostering accountability and teamwork throughout the Company. The Plan is intended to provide Participants with annual incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Code, and should be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

ARTICLE 1

ADMINISTRATION

Subject to the terms of this Article 1, the Plan shall be administered by the Compensation Committee of the Board, or a subcommittee thereof (the “Committee”).

Subject to the terms hereof, the Committee shall have the discretionary power and authority to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan. Except as provided below, all such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall not be subject to review by any person, but shall be final, binding and conclusive on the Company, its Subsidiaries, the Participants and all persons having an interest therein.

The Committee shall have full authority to select the Employees who are officers and key executives of the Company who will participate in the Plan. The Chief Executive Officer shall have full authority to select the Employees who are not officers or other key executives of the Company who will participate in the Plan.

ARTICLE 2

ELIGIBILITY

An Eligible Employee may be designated as a Participant by the Committee or by the Chief Executive Officer, as the case may be, in accordance with Article 1 hereof, if the Eligible Employee holds a position of responsibility and has the opportunity to make a significant contribution to the management, growth and profitability of the business of the Company and its Subsidiaries. Eligible Employees who participate in the Plan may also participate in other incentive or benefit plans of the Company or any Subsidiary.

ARTICLE 3

PERFORMANCE GOALS

3.1 Performance Goals Generally. Subject to Section 3.2, Performance Goals upon which an Incentive Award is based may include any one or more individual Performance Goals; business unit, business segment, division, profit center or product line Performance Goals; Company-wide Performance Goals; or any combination thereof, and may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, in each case as specified by the Committee:

3.2 Performance Goals for Covered Employee. Unless and until the Committee proposes for stockholder approval and the Company’s stockholders approve a change in the general performance measures set forth in this Article 3, the Performance Goals upon which an Incentive Award to a Covered Employee that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code shall be limited to the following performance measures:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share;

(c)	Net sales or revenue growth;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, net assets, capital, investment, equity or revenues);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Gross margins;

(i)	Productivity ratios;

(j)	Revenue ratios;

(k)	Share price (including, but not limited to, growth measures and total stockholder return);

(l)	Expense targets;

(m)	Operating targets;

(n)	Productivity measures;

(o)	Efficiency measures;

(p)	Cost reductions;

(q)	Operating margins;

(r)	Operating efficiency;

(s)	Proceeds from dispositions;

(t)	Project completion time;

(u)	Budget goals;

(v)	Economic Value Added (EVA®);

(w)	Customer growth; and

(x)	Customer satisfaction.

ARTICLE 4

CALCULATION OF INCENTIVE AWARD

4.1 Incentive Schedule. The Committee may make Incentive Awards to Eligible Employees selected by it. The Performance Goals for a particular Incentive Award must be established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goals relates or (y) the lapse of 25 percent of the period of service, and in any event while the outcome is substantially uncertain. The Performance Goals shall be objective such that a third party having knowledge of the relevant facts could determine whether the goal is met. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Goals and Incentive Awards, it is intended that the Plan will conform with the standards of Section 162(m) of the Code and Treasury Regulations § 1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions.

The Chief Executive Officer may make similar determinations for Participants who are not Officer Participants.

4.2 Determination; Adjustments. Subject to the provisions of Section 4.1, the terms, conditions and limitations applicable to any Incentive Awards made to an Officer pursuant to the Plan shall be determined by the Committee. The Chief Executive Officer may make such determinations for all Participants who are not Officer Participants.

After Incentive Award amounts have been calculated, the Committee, in its sole discretion and upon the recommendation of the Chief Executive Officer, may adjust the Incentive Award upwards or downwards for any Officer Participant who is not a Covered Employee to reflect any material change in circumstances during the Plan Year. In determining whether an Incentive Award will be adjusted, the Committee shall consider any material changes which may occur during the Plan Year, such as, but not limited to, acquisitions or divestitures, changes in accounting practices or applicable law or individual performance, and shall consider such individual or business performance criteria that it deems appropriate, including but not limited to the Company’s net income, operating earnings, gross margins, return on investment, return on equity and other relevant operating and strategic business indicia and results applicable to an individual Officer Participant. The Chief Executive Officer may similarly adjust the Incentive Awards for all Participants who are not Officer Participants. The resulting amount for each such Participant shall be his or her Incentive Award for such Plan Year.

The potential Incentive Award amounts calculated in accordance with Article 4 of this Plan for any Participant who is a Covered Employee with respect to the Plan Year in question may be reduced by the Committee in its sole discretion; provided, however, that under no circumstances may the amount of a potential Incentive Award determined under this Article 4 be increased with respect to any Participant who is a Covered Employee with respect to the Plan Year in question.

4.3 Change in Control. In the event of a Change in Control, all Incentive Awards for the Plan Year in which the Change in Control occurred and with respect to any prior Plan Year for which all Incentive Awards have not been paid shall be calculated on the basis of the applicable Performance Goals, after giving effect to any weighting and other criteria in effect prior to the Change in Control; provided, however, that in such event, the Committee, acting in its sole and absolute discretion without the consent or approval of any Participant, may act to effect one or more of the following alternatives, which may vary among individual Participants and which may vary among Incentive Awards held by any Participant: (i) accelerate the Payment Date of an Incentive Award, (ii) adjust an Incentive Award upwards or downwards for any Officer Participant who is not a Covered Employee, (iii) adjust an Incentive Award downwards for any Officer Participant who is a Covered Employee, (iv) determine that an Incentive Award shall not be paid, or (iv) make such adjustments to an Incentive Award that the Committee deems appropriate to reflect such Change in Control. Notwithstanding the foregoing, the Committee may not adjust any Incentive Award upwards for any Officer Participant who is a Covered Employee, and may determine in its sole and absolute discretion that no adjustment is necessary.

ARTICLE 5

PAYMENT OF INCENTIVE AWARDS AND GENERAL PROVISIONS

5.1 Determination of Incentive Award. Prior to the payment of any compensation to an Officer Participant who is a Covered Employee based on the achievement of Performance Goals, the Committee shall make a determination in writing that applicable Performance Goals and the material terms thereof were, in fact, satisfied. For this purpose, approved minutes of the Committee meeting in which the determination is made may be treated as a written determination.

5.2 Payment. As a condition to eligibility for payment of an Incentive Award with respect to any particular Performance Period, a Participant shall be required to be in the employ of the Company or one of its Subsidiaries through the Payment Date, unless (i) such Participant’s Employment is terminated during the Plan Year in question due to retirement from the Company and its Subsidiaries in accordance with standard retirement policies of the Company and its Subsidiaries then in effect or (ii) the Participant, while in the employ of the Company or one of its Subsidiaries, became totally and permanently disabled (as that term is defined in Section 22(e) of the Code) or died during the Plan Year in question. In the event of such retirement, death, or disability, the Participant (or, in the case of death or disability, the Participant’s estate or legal representative, as the case may be) shall receive the Incentive Award to which such Participant would have been entitled on the date of such retirement, death or disability.

5.3 Limitation on Total Incentive Award. Notwithstanding any provision to the contrary contained herein, the maximum Incentive Award amount payable to any Participant with respect to any Plan Year shall not exceed 300% of such Participant’s Base Salary for such Plan Year. In addition, in no event may a total Incentive Award amount which may be paid under this Plan to a Participant for any Plan Year exceed $3,000,000.

5.4 No Rights to Incentive Award. Notwithstanding any provision of the Plan to the contrary, no Participant, or his estate or representative, shall have any rights with respect to any Incentive Award, or any portion thereof, until the actual payment thereof. The grant of an Incentive Award under the Plan shall not confer upon the Participant any right to receive any future or other Incentive Awards under the Plan, whether or not Incentive Awards may be granted to similarly situated Participants, or any right to receive future Incentive Awards upon the same terms or conditions as previously granted.

ARTICLE 6

AMENDMENT OR DISCONTINUANCE

The Board, upon recommendation from the Committee, may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided that any amendment that modifies any preestablished performance goal for a Participant who is a Covered Employee (or his successor(s), as may be applicable) under this Plan with respect to any particular Plan Year may only be effected on or prior to the last day for establishment of an Incentive Schedule by the Committee for such Plan Year as determined in accordance with Section 4.1. In addition, the Board shall have the power to amend the Plan in any manner advisable in order for Incentive Awards granted under the Plan to qualify as “performance-based” compensation under Section 162(m) of the Code (including amendments as a result of changes to Section 162(m) or the regulations thereunder to permit greater flexibility with respect to Incentive Awards granted under the Plan).

ARTICLE 7

EFFECT OF THE PLAN

Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any Participant any right to be granted an Incentive Award or any other rights. In addition, nothing contained in this

Plan and no action taken pursuant to its provisions shall be construed to (a) give any Participant any right to any compensation, except as expressly provided herein; (b) be evidence of any agreement, contract or understanding, express or implied, that the Company or any Subsidiary will employ a Participant in any particular position; (c) give any Participant any right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations hereunder; or (d) create a trust of any kind or a fiduciary relationship between the Company and a Participant or any other person.

ARTICLE 8

TERM

The effective date of this Plan shall be as of January 1, 2004, subject to stockholder approval of its material terms. This Plan and any benefits granted hereunder shall be null and void if stockholder approval of its material terms is not obtained at a special meeting of the stockholders of the Company currently scheduled to be held on             , 2004. This Plan shall remain in effect until such time as any required stockholder approval is not obtained or it is terminated by the Board.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 No Right to Continue Employment. Nothing in the Plan confers upon any Participant the right to continue in the employ of the Company or any Subsidiary or interferes with or restricts in any way the right of the Company or any Subsidiary to discharge any Employee at any time (subject to any contract rights of such Employee).

9.2 Tax Requirements. The Company (and, where applicable, its Subsidiaries) shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy applicable taxes required by law to be withheld with respect to any payment of any Incentive Award to a Participant.

9.3 Indemnification of Board and Committee. No member of the Committee, nor any officer, employee or agent of the Company or any Subsidiary acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and each and every officer, employee or agent of the Company or any Subsidiary acting on their behalf shall, to the fullest extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation. Each member of the Committee shall, in the performance of his or her duties under the Plan, be fully protected in relying in good faith upon the financial statements and other financial and operating data of the Company and its Subsidiaries as contemplated by the terms of the Plan.

9.4 Effect on Participation. The award of an Incentive Award to a Participant shall not by itself be deemed either to entitle the Participant to, or to disqualify the Participant from, as the case may be, participation in any other award or any future grant of bonuses or other incentive compensation under the Plan or otherwise, or in any other compensation or benefit plan of the Company or any of its Subsidiaries currently existing or hereafter established.

9.5 Other Compensation Agreements. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

9.6 Applicability to Successors. The Plan shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. If the Company becomes a party to any merger, consolidation or reorganization, the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest. Any interests of Participants under the Plan may not be sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution.

9.7 Gender and Number. Where the context permits, words in the masculine gender shall include the feminine and neuter genders, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form.

9.8 Stockholder Vote. The material terms of this Plan shall be disclosed to the stockholders of the Company for approval in accordance with Section 162(m) of the Code. No award or payment of any Incentive Award under this Plan to any Covered Employee shall be made unless such stockholder approval is obtained.

9.9 Governing Law. This Plan shall be construed in accordance with the laws of the State of Delaware and the rights and obligations created hereby shall be governed by the laws of the State of Delaware.

9.10 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation purposes. With respect to any Incentive Awards granted but not yet paid to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

ARTICLE 10

DEFINITIONS

For the purposes of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

10.1 “Board” means the board of directors of the Company.

10.2 Unless otherwise provided in an Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(a)	any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the directors to Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (a) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Control Transaction (as defined in paragraph (c)), (E) pursuant to any acquisition by a Participant or any group of persons (as contemplated in Section 13(d)(3) of the Exchange Act) including a Participant; or (F) a transaction (other than one described in paragraph (c) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Board (as defined below) approves a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this paragraph (a);

(b)	individuals who, on , 2004, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to , 2004, whose election or nomination for election was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board (either by a specific vote or by approval of the Incumbent Directors of the inclusion of such individual in the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors shall be deemed to be a member of the Incumbent Board;

(c)	the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any such type of transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders (whether the approval of such transaction or the issuance of securities in the transaction or otherwise), or the consummation of the direct or indirect sale or other disposition of all or substantially all of the assets, of the Company and its Subsidiaries (a “Business Combination”), unless immediately following such Business Combination: (A) more than 60% of the total voting power of the corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities or all or substantially all of the assets of the Company and its Subsidiaries) eligible to elect directors of such corporation is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either remaining outstanding or as converted), and such voting power is in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to the Business Combination, (B) no person (other than any publicly traded holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination), or any person which beneficially owned, immediately prior to such Business Combination, directly or indirectly, 20% or more of the Company Voting Securities (a “Company 20% Stockholder”)) becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination and no Company 20% Stockholder increases its percentage of such total voting power, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (a “Non-Control Transaction”); or

(d)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by virtue of reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control of the Company would occur as a result of such an acquisition by the Company if not for the operation of this sentence, and after the Company’s acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, then a Change in Control of the Company shall be deemed to occur.

10.3 “Chief Executive Officer” means the chief executive officer of the Company.

10.4 “Code” means the Internal Revenue Code of 1986, as amended.

10.5 “Committee” means the Compensation Committee of the Board, which shall administer the Plan and perform the functions set forth herein, or a subcommittee thereof (where permitted or necessitated by applicable law or regulation).

10.6 “Company” means IMCO Recycling Inc., a Delaware corporation.

10.7 “Covered Employee” shall have the same meaning as the term “covered employee” (or its counterpart, as such term may be changed from time to time) contained in the treasury regulations promulgated under Section 162(m) of the Code, or their respective successor provision or provisions, that being an employee for whom the limitation on deductibility for compensation pursuant to Section 162(m) of the Code is applicable.

10.8 “Eligible Employee” means an Employee of the Company who holds a position of responsibility as determined by the Committee in its sole discretion.

10.9 “Employee” means any person employed full-time by the Company or a Subsidiary on a salaried basis, and the term “Employment” means full-time salaried employment by the Company or a Subsidiary.

10.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

10.11 “Incentive Award” means the incentive compensation payment awarded to a Participant pursuant to Article 4 of the Plan.

10.12 “Officer Participant” means any Participant who is an officer of the Company.

10.13 “Participant” means any key Employee of the Company or any of its Subsidiaries that the Committee has determined to be eligible for participation in the Plan.

10.14 “Payment Date” means the business day selected by the Committee upon which the Committee shall calculate and declare Incentive Awards in accordance with Article 4, which shall be a date after the Company’s independent accounting firm issues its audit report on the Company’s financial statements with respect to the Plan Year in question.

10.15 “Performance Goals” means, for any Performance Period (and as may be applicable to a particular Participant), the one or more goals that may be established in accordance with Article 1 hereof for the Company and its Subsidiaries as a whole, for any operating business unit, segment, division, profit center or product line, or for any individual Participant as are determined by the Committee, including (without limitation): free cash flow; earnings before interest, taxes, depreciation and amortization; revenue growth; return on operating assets; return on equity, and other financial measures and objectives, as well as any other non-financial measures and objectives. The Chief Executive Officer may recommend individual Performance Goals for any one or more Participants (other than himself), and the Chief Executive Officer may deliver a written report to the Committee setting forth his determination of the level of achievement of such individual Performance Goals by such Participants. The Committee shall consider, but shall not be bound by, the recommendations and determinations of the Chief Executive Officer with respect to such individual Performance Goals of Officer Participants.

10.16 “Performance Period” means, for any Plan Year, the Plan Year or the portion of such Plan Year established in accordance with Article 1 hereof for determination of the achievement of a Performance Goal.

10.17 “Plan” means the 2004 IMCO Recycling Inc. Annual Incentive Compensation Plan, as it may be amended from time to time.

10.18 “Plan Year” means the fiscal year of the Company and its Subsidiaries with respect to which an Incentive Award is calculated.

10.19 “Subsidiary” means (i) except as provided in (ii) below, any corporation which is a subsidiary corporation within the meaning of Section 424(f) of the Code with respect to the Company, and (ii) in relation to the eligibility to receive Options or Awards other than Incentive Stock Options and continued employment for purposes of Options and Awards (unless the Committee determines otherwise), any entity, whether or not incorporated, in which the Company directly or indirectly owns 50% or more of the outstanding equity or other ownership interests.